Exhibit 5.2

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

Toronto Montréal Calgary Ottawa Vancouver New York	June 24, 2021 The Bank of Nova Scotia 44 King Street West Scotia Plaza, 24th Floor Toronto, Ontario M5H 1H1 Dear Sirs/Mesdames:

The Bank of Nova Scotia – U.S.$750,000,000 Senior Floating Rate Notes due 2023 (Bail-inable notes), U.S.$750,000,000 1.350% Senior Notes due 2026 (Bail-inable notes) and U.S.$650,000,000 2.150% Senior Notes due 2031 (Bail-inable notes)

We have acted as Canadian counsel to The Bank of Nova Scotia (the “Bank”) in connection with the issue and sale today (the “Offering”) by the Bank of U.S.$750,000,000 aggregate principal amount of its Senior Floating Rate Notes due 2023 (Bail-inable notes) (the “Floating Rate Notes”), U.S.$750,000,000 aggregate principal amount of its 1.350% Senior Notes due 2026 (Bail-inable notes) (the “2026 Fixed Rate Notes”) and U.S.$650,000,000 aggregate principal amount of its 2.150% Senior Notes due 2031 (Bail-inable notes) (the “2031 Fixed Rate Notes” and, together with the 2026 Fixed Rate Notes, the “Fixed Rate Notes” and the Fixed Rate Notes, together with the Floating Rate Notes, the “Notes”) pursuant to an underwriting agreement dated June 21, 2021 (the “Underwriting Agreement”) among the Bank and Scotia Capital (USA) Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, BNP Paribas Securities Corp. and Desjardins Securities Inc., as Representatives of the several underwriters named therein (collectively, the “Underwriters”). The Notes are issuable under and pursuant to a senior debt indenture dated as of January 22, 2010 (the “Base Indenture”) among the Bank, Computershare Trust Company, N.A., as U.S. trustee (the “U.S. Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustees”), as amended and supplemented by a first supplemental indenture, dated as of November 30, 2018 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). All capitalized terms used in this opinion letter shall, unless otherwise defined in this opinion letter, have the meanings ascribed to them in the Underwriting Agreement.

We are solicitors qualified to practise law in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

As Canadian counsel to the Bank, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of the following:

1.   the preliminary prospectus supplement dated June 21, 2021 (the “Preliminary Prospectus Supplement”), the final prospectus supplement dated June 21, 2021 (the “Final Prospectus Supplement”) and the base prospectus dated December 26, 2018 (the “Base Prospectus” and together with the Preliminary Prospectus Supplement and the Final Prospectus Supplement, the “Prospectus”);

2.   the Underwriting Agreement; and

3.   the Indenture.

In connection with the opinions expressed in this letter we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or appropriate for the purposes of the opinions hereafter expressed, including the following documents:

1.   the by-laws of the Bank;

2.   officers’ certificates of the Bank as to resolutions of the directors of the Bank authorizing the Registration Statement filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form F-3 on November 30, 2018, and Pre-Effective Amendment No. 1 thereto filed by the Bank with the Commission on December 26, 2018 (collectively, the “Registration Statement”), the Prospectus, and the creation and issuance of the Notes and other related matters; and

3.   a Certificate of Confirmation dated June 23, 2021 issued by the Office of the Superintendent of Financial Institutions Canada in respect of the Bank (the “Certificate of Confirmation”).

We understand that the Registration Statement and the Prospectus were filed with the United States Securities and Exchange Commission in connection with the Notes.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies.

In expressing the opinion in paragraph 1 as to the existence of the Bank, we have relied exclusively on the Certificate of Confirmation, which certificate we assume is accurate as of the date hereof.

The opinion expressed in paragraph 3 is based on the assumption that the Indenture has been duly authorized, executed and delivered by, and is enforceable in accordance with its terms against, the Trustees.

Based upon and subject to the foregoing and subject to the exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.   The Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to own, lease and operate its properties, to conduct its business as described in the Prospectus, to create, issue and sell the Notes and to execute, deliver and perform its obligations under the Indenture.

2.   The creation, issuance, sale and delivery of the Notes have been duly authorized by the Bank and the Notes have been, to the extent issuance, execution and delivery are matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, duly issued, executed and delivered by the Bank. The Notes, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitute a legal, valid and binding obligation of the Bank enforceable in accordance with their terms.

3.   The Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

4.   The execution and delivery by the Bank of, and the performance by the Bank of its obligations under, the Notes and the Indenture do not contravene any existing provision of applicable law or result in a breach (whether after notice or lapse of time or both) of any of the terms, conditions or provisions of the Bank Act (Canada) or the by-laws of the Bank.

The opinions set forth in paragraphs 2 and 3 above as to the enforceability of the Notes and the Indenture, respectively, are subject to the qualifications that:

(i)  enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally;

(ii)  enforceability may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; and

(iii)   enforceability will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly,

/s/ Osler, Hoskin & Harcourt LLP